Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Tecnoglass, Inc. and Subsidiaries on Post-Effective Amendment 2 to Form S-1 on Form S-3, File No. 333-193882 of our report dated April 16, 2014, except for Note 4 to the consolidated financial statements as to which the date is April 15, 2015, with respect to our audit of the consolidated financial statements of Tecnoglass, Inc. and Subsidiaries as of December 31, 2013, and for the year then ended appearing in the Annual Report on Form 10-K of Tecnoglass, Inc. and Subsidiaries for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 22, 2015